EXHIBIT 10.1

American Science & Engineering, Inc.

FY 2017 Annual Incentive Bonus Plan

A.            OBJECTIVE

The objective of the American Science & Engineering (“AS&E” and/or the “Company”) FY 2017 Annual Incentive Bonus Plan (the “Bonus Plan”) is to reward employees for achieving AS&E’s FY 2017 management objectives and business goals, and to clearly set forth the policies governing the payment of bonuses based on these factors.

B.            BONUS PLAN

1.              The Bonus Plan is effective from April 1, 2016 through March 31, 2017 (“FY 2017”) and governs the payment of an Annual Incentive Bonus based on corporate criteria.  Any subsequent bonus program or bonus plan of a similar nature must be approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) for the fiscal year to which it relates.

2.              The target bonus (the “Target Bonus”) for FY 2017 is based on the multiplication of a target bonus percentage (the “Target Bonus Percentage”) times the wages (as determined under Section D.1 below) received by the covered Participant during FY 2017. The Compensation Committee has established the corporate performance goal for FY 2017 and the Target Bonus Percentage for the Company’s Chief Executive Officer (the “CEO”) and executive officers.  The Target Bonus Percentage is set for others, by tier or individually, by the CEO and/or the Senior Vice President Human Resources (the “SVP HR”).  The actual Bonus due will be determined as provided below under Section D.

3.              AS&E reserves the right to modify or suspend the Bonus Plan, in whole or in part, for any reason at any time.  Notice of any modification or suspension will be provided to the affected Participants.

4.              The Bonus Plan will be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, USA.

5.              The Bonus Plan will be administered by the SVP HR in consultation with other members of the senior staff and any issues regarding its administration will be resolved jointly by the SVP HR and the Chief Financial Officer (the “CFO”).  The CEO will approve final recommendations.

6.              In the event that any portion of the Bonus Plan is held to be invalid, the invalidity will not affect the remaining provisions, which will continue in full force and effect.

C.            PARTICIPATION

1.              Persons actively employed by AS&E in the United States or in an international location (“Participants”) (other than any persons compensated under sales commissions) shall be eligible to participate in the Bonus Plan.

2.              Participation in the Bonus Plan does not alter the Participant’s status as employees at will of AS&E (or such other status as applicable law provides outside the United States), and does not alter individual employment contracts, if applicable, and does not obligate AS&E to continue to employ the Participants during the term of the Bonus Plan.

3.              In the event of a transfer, leave of absence, or promotion, during FY 2017, and unless otherwise governed by a relevant in force employment contract, the SVP HR and CFO will determine any compensation earned under the terms of the Bonus Plan.

4.              In the event a Participant’s employment with AS&E is terminated for any reason before the end of the fiscal year or before the bonus is paid out and unless otherwise governed by a relevant in force employment contract, all rights to bonus payment under the Bonus Plan will cease with the following exceptions:

a.              Termination by reason of death.  In the event that the Participant dies during FY 2017, the participant will receive the Target Bonus (based on wages during employment and not any post-employment payment).  In the event the Participant dies after FY 2017 but before final payment he or she will receive the payout he or she would have received under the terms of the Bonus Plan and at the time other bonuses are paid as if death had not occurred.

b.              Termination by reason of change in control.  In the event of a change in control (as defined in the Company’s 2014 Equity Incentive Plan, a “Change in Control”) during FY 2017 and the Participant is terminated without cause (as determined by the Company in its sole discretion or as provided under an individual in force employment agreement) at or after such Change in Control, the Participant will receive the Target Bonus (based on wages during employment and not any post-employment payment), paid when the bonuses are paid to Participants who were not terminated.  In the event of a Change in Control and termination without cause after FY 2017 but before final payment, he or she will receive the payout he or she would have received under the terms of the Bonus Plan as if the termination had not occurred.

c.               Termination by reason of retirement.  If a Participant ceases to be employed after age 65 and within the last 90 days of FY 2017, the Participant will remain entitled to receive the Target Bonus (based on wages during employment and not any post-employment payment).

D.            CALCULATION

1.              A Target Bonus for each employee is based on the Target Bonus Percentage as applied to wages paid during FY 2017 (or in the next following payroll to the extent attributable to FY 2017).  Wages paid include the following applicable components:

Wages Paid Includes	Wages Paid Does Not Include
Base salary + Overtime	Other commission or bonus
Shift/premium differentials	Disability pay or sick time over 5 days
Holiday and vacation pay when paid	On-call pay
Up to 5 days sick time to the extent taken	Any post-employment payments other than payment of final salary, wages, and vacation pay.

2.              Conditions

The Bonus payment is contingent on the Company’s meeting pre-determined operating profit goals as Company performance.

The amount of the actual Bonus is affected by meeting these goals as follows:

a.              Company performance below 42% of Operating Profit goal; payout = 0%

b.              Company performance at 42% of Operating Profit goal = pay 25% of Target Bonus

c.               For each 1% point increase of Operating Profit up to Operating Profit Goal,  Bonus payout increases an additional 0.4%, up to 50% of Target Bonus

d.              For each 1% point increase of Operating Profit above the Operating Profit Goal,  Bonus payout increases an additional 1.0%, up to 150% of Target Bonus

e.               Bonus Plan does not pay above 150% of Target Bonus

If a Change in Control occurs during FY 2017, the Compensation Committee may revise or replace the goal in a manner that takes into account the occurrence of such Change in Control (including whether the goal can reasonably be calculated after the Change in Control).

3.              Bonus Calculation

The bonus is calculated by the following formula:

Bonus = Target Bonus X Company Performance

Percent of Company Performance is capped at 150%.

The Company reserves the right to reduce (but not increase) the result of the Bonus calculation based on individual performance, including with respect to goals established in the on-line performance management tool at the beginning of the fiscal year.  The decision will be made as to the CEO by the Compensation Committee, as to the other executive officers by the CEO (in consultation with the Compensation Committee), and as to the others by the officers designated with responsibility by the CEO for this decision, each decision to be in the sole discretion of the decision maker.

E.            PAYMENT OF BONUS

1.              Bonus is paid as soon as possible after the closure of the Company’s fiscal year and upon certification of financial results by the Company’s independent auditors and Board of Directors but not later than March 15 of the following year.

2.              Payment will typically be made in cash.  However, the Company reserves the right to make payments in stock or other equivalent forms of compensation at the Company’s discretion.

3.              Participants must be employees in good standing at the end of the fiscal year and (have not received overall performance rating for FY 2017 of “Not Achieving”) to receive any bonus payment.

American Science & Engineering, Inc.

FY 2017 Annual Incentive Bonus Plan Participation Agreement

As a condition to the undersigned’s participation in the American Science and Engineering FY 2017 Annual Bonus Plan (the “Bonus Plan”), he or she agrees to the terms of such plan and to the following (with any undefined terms having the definition set forth in such plan):

Impact of Restatement of Financial Statements Upon the Bonus Plan (“Clawback”). If the Participant is an executive officer during FY 2017 or as otherwise required by applicable law or listing standards, the following rules will apply:

If any of the Company’s financial statements are required to be restated as a result of errors, omissions, or fraud, the Compensation Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of the Bonus paid with respect to FY 2017 if its financial results of were negatively affected by such restatement. The amount to be recovered from the undersigned shall be determined based on the effect, if any, that the restated financial statements have on the calculation of the performance results used for the calculation of the Bonus. For example, if the restated operating profit would have resulted in a lower level of Bonus payment, the recovery from the individual would be based on the Bonus that would have been earned if the financial statements had reflected initially the restated numbers, provided that the Compensation Committee may instead determine a greater or lesser amount for recovery. The Compensation Committee may determine to recover different amounts from different Participants or different classes of Participants on such bases as it shall deem appropriate.  In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Compensation Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the undersigned, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program, or arrangement) the amount that would otherwise be payable to the undersigned under any compensatory plan, program, or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the forgoing.  The foregoing recovery rights are in addition to, and not in substitution for, any other clawback policies that may be adopted from time to time, including any required by Federal law, such as under Section 304 of Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act or by the listing standards of Nasdaq.  Accordingly, the terms and provisions of the Bonus Plan shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and other applicable laws and such rules and regulations as hereafter may be adopted and in effect.

Participant:	Date: